Aaron's Directors Declare Cash Dividend

ATLANTA, May 3, 2023 – The Aaron’s Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.125 per share and declared such dividend payable on July 6, 2023, to shareholders of record as of the close of business on June 15, 2023.

About The Aaron’s Company, Inc.
Headquartered in Atlanta, The Aaron’s Company, Inc. is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron’s, BrandsMart U.S.A, BrandsMart Leasing, and Woodhaven. Aaron's offers a direct-to-consumer lease-to-own solution through its approximately 1,260 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance and consumer electronics retailers in the southeast United States and one of the largest appliance retailers in the country with ten retail stores in Florida and Georgia. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is the Company’s furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.

Investor Relations Contact: Call: 678-402-3590, Email: InvestorRelations@aarons.com
Media Relations Contact: Call: 678-402-3591, Email: MediaRelations@aarons.com

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